EXHIBIT 2.2

ARG Holding Corporation
ARG IH Corporation
c/o Roark Capital Acquisition LLC
1180 Peachtree Street, N.E., Suite 2500
Atlanta, GA 30309

Wendy's/Arby's Restaurants, LLC
c/o Wendy's/Arby's Group, Inc.
1155 Perimeter Center West - 8th Floor
Atlanta, GA 30338

July 1, 2011

Re: Closing

Ladies and Gentlemen:
Reference is made to that certain Purchase and Sale Agreement, dated as of June 13, 2011 (as may be amended, restated or otherwise modified in accordance with its terms, the “Purchase and Sale Agreement”), by and among Wendy's/Arby's Restaurants, LLC, a Delaware limited liability company (“Seller”), ARG Holding Corporation, a Delaware corporation (“Buyer Parent”), and ARG IH Corporation, a Delaware corporation and a wholly-owned subsidiary of Buyer Parent (“Buyer”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed in the Purchase and Sale Agreement.
This letter shall confirm the agreement and understanding among Seller, Buyer Parent and Buyer that the Closing shall occur at 9:00 a.m. (New York City time) on July 4, 2011, subject to the satisfaction or waiver at or prior to such Closing of all of the conditions to the Closing set forth in Article VI of the Purchase and Sale Agreement, other than (i) Seller's obligations under Section 5.15 to (x) change its limited liability company name and (y) change the corporate or limited liability company name of any of its Subsidiaries (other than the Company Group), in each case, to exclude the word “Arby's” effective at, and conditional on, the Closing, (ii) Buyer Parent's and Buyer's obligations under Section 5.23(a) to cause an Acceptable Bank to issue for the benefit of each Existing Beneficiary, effective from and after the Closing, a Substitute L/C in a face amount equal to the then undrawn amount of each Outstanding L/C, (iii) Buyer Parent's and Buyer's obligations under Section 5.23(b) to cause the Acceptable Bank to issue for the benefit of Safeco Insurance Company a standby letter of credit in a face amount equal to $1,000,000 as contemplated by note 3 in Section 5.23 of the Seller Disclosure Letter on or prior to the Closing Date and (iv) Buyer Parent's and Buyer's obligations under Section 5.23(d) to cause an Acceptable Bank to issue for the benefit of Seller (or any Affiliate of Seller designated by Seller on or prior to Closing Date) a Standby L/C in a face amount equal to the undrawn amount of each Remaining L/C on the Closing Date. The Closing Date shall be July 4, 2011.

Wendy’s/Arby’s Restaurants, LLC
July 1, 2011

Seller agrees and acknowledges that Buyer's obligation under Section 2.5(b)(i) of the Purchase and Sale Agreement shall be fulfilled by physical delivery by a representative of Buyer of two (2) cashier's checks, each issued by Silicon Valley Bank (which shall be drawn from Silicon Valley Bank's account, but be originally funded from Buyer's account) and made payable to “Wendy's/Arby's Restaurants, LLC”, for immediately available funds (each, a “Closing Check” and, together, the “Closing Checks”) (i) one of which shall be in the amount of $90,000,000.00, and (ii) the other shall be in the amount of $38,587,742.28, to a representative of Seller, instead of by way of wire transfer of immediately available funds. The aggregate amount of the Closing Checks is hereinafter referred to as the “Final Closing Amount”). For the avoidance of doubt, it is agreed and acknowledged that, as set forth in the funding certificate (the “Funding Certificate”) delivered by Seller to Buyer Parent and Buyer prior to the Closing (which includes the Estimated Adjustment Certificate and the Estimated Outstanding Gift Card Liability Certificate), the Final Closing Amount comprises the Preliminary Cash Consideration, as adjusted by items 5 through 8 set forth on such funding certificate. As soon as possible following the Closing Date (but in any event not later than 11:00 a.m. (New York City time) on July 5, 2011, Seller shall present the Closing Checks for deposit in its deposit account (“Seller's Deposit Account”) at Wells Fargo Bank, N.A. (“Wells Fargo”). Seller shall notify Buyer in writing promptly after each Closing Check has deposited to Seller's Deposit Account. If Seller's Deposit Account is not credited for the Final Closing Amount by 4:00 p.m. (New York City time) on July 7, 2011; provided, that Seller has presented the Closing Checks for deposit in Seller's Deposit Account on July 5, 2011, or if a Closing Check is otherwise not honored by Silicon Valley Bank upon presentment by Wells Fargo to Silicon Valley Bank (a “Dishonored Check”), then, promptly after Seller returns the Closing Checks or such Dishonored Check to Buyer, Buyer shall, and Buyer Parent shall cause Buyer to, pay the Final Closing Amount or the amount of such Dishonored Check, as the case may be, in immediately available funds by wire transfer (such wire transfer, the “Alternative Wire Transfer”) to an account or accounts to be designated by Seller to Buyer; provided, that if Seller is unable to return the Closing Checks or any Dishonored Check, Seller, Buyer Parent and Buyer shall cooperate with each other and use reasonable best efforts to cause Silicon Valley Bank to cancel or otherwise void the Closing Checks or such Dishonored Check, and upon such cancellation or voiding, Buyer shall, and Buyer Parent shall cause Buyer to, pay the Final Closing Amount or the amount of such Dishonored Check, as the case may be, in immediately available funds pursuant to the Alternative Wire Transfer. For the avoidance of doubt, it is agreed and acknowledged that Seller shall not be entitled under any circumstance to receive the Final Closing Amount more than once.
Buyer Parent agrees and acknowledges that any payment to Seller made pursuant to Section 2.7(b) of the Stockholders Agreement on July 5, 2011 shall be made by Buyer by means of a wire transfer of immediately available funds from Buyer's account to an account or accounts to be designated by Seller to Buyer.

Wendy’s/Arby’s Restaurants, LLC
July 1, 2011

Buyer Parent and Buyer agree and acknowledge that Seller's obligation under Section 2.5(a)(vii) of the Purchase and Sale Agreement shall be fulfilled upon the delivery to Buyer of all of the documents described in such Section (other than the Third Amended and Restated Promissory Note, dated February 24, 2011, by AFA Service Corporation in favor of the Company in the aggregate principal amount of $11,000,000 (the “AFA Note”); provided, that, if Seller has not delivered, or caused to be delivered, to Buyer the original AFA Note on or before July 14, 2011, then Seller shall deliver, or cause to be delivered, to Buyer a lost note affidavit with respect to the AFA Note on or prior to July 17, 2011).
Buyer Parent and Buyer agree and acknowledge that the reimbursement amount of $96,515.93 in item 8 of the Funding Certificate represents fifty percent (50%) of the net proceeds received by the Company Group prior to the Closing with respect to the sale of the excess property described in items 2 and 22 of Section 5.1 of the Seller Disclosure Letter prior to the Closing (the “Excess Real Property Sale”), and, upon Buyer's payment to Seller of the Final Closing Amount, neither Buyer Parent nor Buyer shall have any claim against Seller with respect to the Excess Real Property Sale (including, for the avoidance of doubt, any claim pursuant to Section 8.2(a)(vi) of the Purchase and Sale Agreement).
As soon as possible following the Closing Date (but in any event not later than 1:00 p.m. (New York City time) on July 5, 2011), Seller shall (i) change its limited liability company name and (ii) change the corporate or limited liability company name of any of its Subsidiaries (which, for the avoidance of doubt, shall not at such time include the Company Group), in each case, to exclude the word “Arby's”.
As soon as possible following the Closing Date (but in any event not later than 2:30 p.m. (New York City time) on July 5, 2011), Buyer Parent and Buyer shall (i) cause an Acceptable Bank to issue for the benefit of each Existing Beneficiary, effective from and after the Closing, a Substitute L/C in a face amount equal to the then undrawn amount of each Outstanding L/C, (ii) cause the Acceptable Bank to issue for the benefit of Safeco Insurance Company a standby letter of credit in a face amount equal to $1,000,000 as contemplated by note 3 in Section 5.23 of the Seller Disclosure Letter and (iii) to cause an Acceptable Bank to issue for the benefit of Seller (or any Affiliate of Seller designated by Seller on or prior to Closing Date) a Standby L/C in a face amount equal to the undrawn amount of each Remaining L/C on the Closing Date.
Seller, Buyer Parent and Buyer agree that the terms of this letter agreement are supplemental to the terms of the Purchase and Sale Agreement and except as otherwise specified herein, the terms of the Purchase and Sale Agreement shall continue to be in full force and effect without amendment or modification. For purposes of this letter agreement, Seller, Buyer Parent and Buyer agree that time is of the essence.

[Signature page to follow]

Wendy’s/Arby’s Restaurants, LLC
July 1, 2011

Very truly yours,

ARG HOLDING CORPORATION

By: /s/Stephen D. Aronson
Name:	Stephen D. Aronson
Title:	Authorized Signatory

ARG IH CORPORATION

By: /s/Stephen D. Aronson
Name:	Stephen D. Aronson
Title:	Authorized Signatory

ROARK CAPITAL PARTNERS II, LP

By: Roark Capital GenPar II, LLC
Its: General Partner

By: /s/Stephen D. Aronson
Name:	Stephen D. Aronson
Title:	Authorized Signatory

Accepted and Acknowledged as of
the date first written above:

WENDY’S/ARBY’S RESTAURANTS, LLC

By: /s/Stephen E. Hare
Name:	Stephen E. Hare
Title:	Senior Vice President and
Chief Financial Officer